 Exhibit 99.1

FirstEnergy Corp.	For Release: February 11, 2010
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS 2009 EARNINGS

AKRON, OH – FirstEnergy Corp. (NYSE: FE) today reported 2009 basic earnings of $3.31 per share of common stock ($3.29 diluted) on net income of $990 million, and revenue of $12.97 billion.  On a non-GAAP* basis, 2009 basic earnings were $3.77 per share ($3.75 diluted), excluding special items listed below.  In 2008, basic earnings were $4.41 per share of common stock ($4.38 diluted), on net income of $1.34 billion, and revenue of $13.63 billion.  Non-GAAP 2008 earnings were $4.57 per share ($4.53 diluted).

For the fourth quarter of 2009, basic and diluted earnings were $0.78 per common share, on net income of $236 million, and revenue of $3.0 billion.  These results exclude a gain related to the resolution of an income tax issue, and an offsetting adjustment related to legacy purchase power contracts.  On a non-GAAP basis, fourth quarter 2009 basic and diluted earnings were $0.77 per share.  In the fourth quarter of 2008, net income was $328 million, or basic and diluted earnings of $1.09 per common share, on revenue of $3.2 billion.  Fourth quarter 2008 non-GAAP basic and diluted earnings were $1.21 per share.

Fourth Quarter and Full Year GAAP to Non-GAAP* Reconciliation
	Fourth Quarter		Full Year
	2009	2008	2009	2008
Basic Earnings Per Share (GAAP) Including Special Items:	$0.78	$1.09	$3.31	$4.41
Regulatory Charges	--	--	0.55	--
Trust Securities Impairment	0.05	0.12	0.09	0.25
Organizational Restructuring/ Incremental Strike Costs	--	--	0.14	--
Debt Redemption Premiums	0.01	--	0.31	--
Income Tax Issue Resolution	(0.49)	--	(0.53)	--
Non-Core Asset Sales/ Impairment	--	--	(0.52)	(0.06)
Power Contract Mark-To-Market Adj.	0.42	--	0.42	--
Litigation Settlement	--	--	--	(0.03)
Basic Earnings Per Share (Non-GAAP*)	$0.77	$1.21	$3.77	$4.57

“We are pleased with our results in 2009, particularly in light of the challenging economic environment and unusually mild weather we experienced in our region,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “During the year, we made significant progress expanding our competitive retail business, enhancing our financial strength and flexibility, and accelerating capital projects at many of our facilities.  As a result, we believe we are better positioned for success as the economy recovers.”

Consolidated electric generation sales in 2009 were down 9 percent compared with 2008, related to economic and weather conditions, and changes in generation supply and pricing for the Ohio load.  Sales in the retail market were down 8 percent and sales in the wholesale market decreased 14 percent.  In the fourth quarter of 2009, consolidated generation sales were down 12 percent compared with the fourth quarter of 2008.  Retail sales were down 8 percent while wholesale sales declined 27 percent compared to the same period in 2008.

Total distribution deliveries in 2009 were down 7 percent compared to 2008, and down 3 percent in the fourth quarter.

In addition to lower distribution and wholesale generation revenues, adjusted results for the full year and fourth quarter 2009 were impacted by higher purchased power costs, a reduction in transition cost recovery in Ohio and higher pension costs. These factors were partially offset by lower operation and maintenance expenses, higher investment income, the impact of delivery service improvement riders in Ohio and a lower effective income tax rate.

FirstEnergy today also affirmed its 2010 earnings guidance of $3.50 to $3.70 per share of common stock on a non-GAAP basis, which was originally announced on December 3, 2009.  At this time, the company cannot estimate the potential impact of any special items that may create a difference between earnings on a non-GAAP and GAAP basis.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the year and for the fourth quarter of 2009 – is posted on the company’s Web site – www.firstenergycorp.com/ir. To access the report, click on Q4 2009 Consolidated Report to the Financial Community.

The company will hold a live internet Webcast today at 9:00 a.m. EST to discuss the joint announcement issued this morning by FirstEnergy and Allegheny Energy Inc.  The Webcast can be accessed by visiting www.firstenergycorp.com/ir, and clicking on the Webcast link.  As a result, FirstEnergy’s fourth quarter conference call and Webcast previously scheduled for February 23, 2010, has been cancelled.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Pennsylvania, the impact of the Public Utilities Commission of Ohio’s regulatory process on the Ohio Companies associated with the distribution rate case, business and regulatory impacts from American Transmission Systems, Incorporated’s realignment into PJM Interconnection, L.L.C., economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, operating and maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals’ July 11, 2008 decision requiring revisions to the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other similar potential regulatory initiatives or actions, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission, Metropolitan Edison Company’s and Pennsylvania Electric Company’s transmission service charge filings with the Pennsylvania Public Utility Commission, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs or increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing decline of the national and regional economy and its impact on the company’s major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, and the risks and other factors discussed from time to time in its Securities and Exchange Commission filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(021110)